EXHIBIT 16.1

August 12, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 12, 2024, of Saga Communications, Inc. and are in agreement with the statements contained in the first, second, third, and fourth paragraphs of page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein, as they related to our firm.

/s/ UHY LLP